Exhibit 99.1

TELA Bio Reports Second Quarter 2022 Financial Results

MALVERN, PA, August 10, 2022 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy, today reported financial results for the second quarter ended June 30, 2022.

Recent Highlights

•	Reported revenue of $10.4 million for the second quarter, representing growth of 38% over the corresponding period of 2021;

•	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products in the second quarter of 2022, resulting in a year-over-year revenue increase for each product of approximately 22% and 87%, respectively;

•	Entered GPO contract with Premier Inc., an alliance of approximately 4,400 U.S. hospitals and 225,000 other providers, that will provide access to additional hospitals within the Premier network and allow for deeper penetration into our current markets;

•	Highlighted additional positive data from the BRAVO and ReBAR studies evaluating the use of OviTex® Reinforced Tissue Matrix in hernia repairs, which will be presented at the 2022 American Hernia Society Meeting; and

•	Secured up to $50 million in debt financing from MidCap Financial, including a $10 million tranche that can be accessed at TELA Bio’s option upon meeting certain conditions, and upon closing used a portion of the proceeds to repay our existing $30 million facility.

"We are very pleased to see the growing acceptance of OviTex. We were able to hit our revenue growth targets despite a meaningful rise in COVID-19 infection rates towards the end of the second quarter. Our soft tissue preservation and restoration products are gaining market share as our sales team is effectively educating payors and surgeons on OviTex’s quality, functionality, and value proposition,” said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "We also continue to see positive clinical results and favorable recurrence rates from the use of OviTex in both our BRAVO patient population and patients studied in other retrospective studies, including those using the ReBAR techniques. These clinical results, along with the recent announcement of our GPO contract with Premier that will take effect in October, and the continued expansion of our sales team should help us drive continued adoption of OviTex and allow us to take further market share from traditional synthetic and biologic mesh products."

Second Quarter 2022 Financial Results

Revenue was $10.4 million in the second quarter of 2022, an increase of 38% compared to the prior year period. The increase was due to the expansion of our sales force, increased market adoption with existing customer accounts and stronger international sales.

Gross profit was $6.6 million in the second quarter of 2022, or 63% of revenue, compared to $5.1 million, or 67% of revenue, in the same period in 2021. The decrease in gross margin was due to a one-time cumulative amortization charge recorded in the second quarter of 2022 as we deemed our final milestone target under our licensing agreement with our manufacturing partner probable of being met.

Operating expenses were $16.8 million in the second quarter of 2022, compared to $12.4 million in the same period in 2021. The increase was due to higher salaries and employee-related expenses from additional headcount as we continue to expand our organization, increased travel expenses and increased professional and consulting fees.

Loss from operations was $10.2 million in the second quarter of 2022, compared to a loss from operations of $7.3 million in the same period in 2021.

Net loss was $12.7 million in the second quarter of 2022, compared to a net loss of $8.3 million in the same period in 2021.

Cash and cash equivalents on June 30, 2022, totaled $27.7 million.

2022 Financial Guidance

We expect full year 2022 revenue to range from $42 million to $45 million, reflecting growth of 43% to 53% over full year 2021, however a higher-than-expected impact from the COVID-19 pandemic in the back half of the year could materially affect this projection.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Wednesday, August 10, 2022 to discuss its second quarter 2022 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2022. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic and the development of new variants of COVID-19, including but not limited to any impact on our ability to market our products, demand for our products due to deferral of procedures using our products, the labor and staffing environment in the healthcare industry, or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data, that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact

Greg Chodaczek
332-895-3230
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$27,725	$43,931
Accounts receivable, net	5,306	4,234
Inventory	10,291	7,658
Prepaid expenses and other assets	2,312	3,232
Total current assets	45,634	59,055
Property and equipment, net	1,706	1,186
Intangible assets, net	2,689	2,303
Right-of-use assets	1,304	—
Total assets	$51,333	$62,544

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$2,246	$2,414
Accrued expenses and other current liabilities	9,680	8,161
Total current liabilities	11,926	10,575
Long-term debt	39,617	—
Long-term debt with related party	—	31,491
Other long-term liabilities	1,332	380
Total liabilities	52,875	42,446

Stockholders’ equity (deficit):
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 14,557,560 and 14,529,606 shares issued and 14,557,560 and 14,529,577 shares outstanding at June 30, 2022 and December 31, 2021, respectively	15	15
Additional paid-in capital	251,846	250,064
Accumulated other comprehensive income (loss)	129	(52)
Accumulated deficit	(253,532)	(229,929)
Total stockholders’ (deficit) equity	(1,542)	20,098
Total liabilities and stockholders’ (deficit) equity	$51,333	$62,544

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue	$10,406	$7,558	$18,637	$13,435
Cost of revenue (excluding amortization of intangible assets)	3,318	2,395	6,474	4,731
Amortization of intangible assets	538	76	614	152
Gross profit	6,550	5,087	11,549	8,552
Operating expenses:
Sales and marketing	11,055	7,502	20,433	13,801
General and administrative	3,630	2,966	7,088	5,722
Research and development	2,102	1,930	4,109	3,609
Total operating expenses	16,787	12,398	31,630	23,132
Loss from operations	(10,237)	(7,311)	(20,081)	(14,580)
Other expense:
Interest expense	(934)	(864)	(1,845)	(1,753)
Loss on extinguishment of debt	(1,228)	—	(1,228)	—
Other expense	(342)	(80)	(449)	(58)
Total other expense	(2,504)	(944)	(3,522)	(1,811)
Net loss	$(12,741)	$(8,255)	$(23,603)	$(16,391)
Net loss per common share, basic and diluted	$(0.88)	$(0.57)	$(1.62)	$(1.13)
Weighted average common shares outstanding, basic and diluted	14,557,453	14,458,911	14,548,210	14,448,715
Comprehensive loss:
Net loss	$(12,741)	$(8,255)	$(23,603)	$(16,391)
Foreign currency translation adjustment	134	1	181	(10)
Comprehensive loss	$(12,607)	$(8,254)	$(23,422)	$(16,401)